June 22, 2000

Mr. Marcel J. Dumeny
Fairfield Communities, Inc.
8669 Commodity Circle
Orlando, Florida  32819

Dear Marcel:

Re:  Amendment to Employment Agreement
     ---------------------------------

     Reference is made to an Employment Agreement between Fairfield Communities, Inc. (the "Company") and you ("Executive") dated as of September 20, 1991, as amended by Amendment Number One, dated as of July 30, 1992 (as so amended, the "Agreement"). This letter agreement is an amendment to the Agreement. The terms of the amendment are as follows:

     I. The description of your position in the Agreement is changed to be "Executive Vice President, General Counsel and Secretary" of the Company.

     II. This confirms that, effective January 1, 2000, your Salary was increased to $236,250 per annum.

     III. Section 2 of the Agreement is amended in its entirety as follows:

     "2.  Term.  The  term of this  Agreement  shall  be the  period  commencing
          ----
September 1, 1992 (the "Confirmation Date") and continuing thereafter through a date eighteen months following the date either the Company or Executive, as the case may be, gives termination notice (the "Notice") hereunder (the "Term"); provided that the minimum Term shall be automatically extended (regardless of whether or not the "Notice" has previously been given by the Company) through a date thirty months following the date on which a "Change in Control" occurs; and further provided, that it is understood that if Executive remains employed by the Company after the Term, such employment shall be "at-will" unless different terms are established in writing.

     The term "Change in Control" shall mean the happening of any of the following:

     (a) During any period of 24 consecutive months, ending after the date hereof:

          (i) individuals who were directors of the Company at the beginning of such 24-month period, and

          (ii) any new director whose election or nomination for election by the Board of Directors was approved by a vote of the greater of (A) at least two-thirds (2/3), or (B) four affirmative votes, in each case, of the directors then still in office who were either directors at the beginning of such 24-month period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors of the Company;

     (b) Any person or entity (other than the Company or its subsidiary employee benefit plan or plans or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity), or any group acting in concert, shall beneficially own, directly or indirectly, more than fifty percent (50%) of the total voting power represented by the then outstanding securities of the Company entitled to vote generally in the election of directors ("Voting Securities");

     (c) Upon a merger, combination, consolidation or reorganization of the Company, other than a merger, combination, consolidation or reorganization which would result in (i) the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such transaction and (ii) at least such 50% of voting power continuing to be held in the aggregate by the holders of the Voting Securities of the Company immediately prior to such transaction (conditions (i) and (ii) are referred to as the "Continuance Conditions"); or

     (d) All or substantially all of the assets of the Company are sold or otherwise disposed of, whether in one transaction or a series of transactions, unless the Continuance Conditions shall have been satisfied with respect to the purchaser of such assets."

     IV. Section 5 of the Agreement is amended in its entirety to read as follows::

     "5.  Incentive and  Transition  Compensation.  The Company may, in its sole
          ---------------------------------------
discretion, establish incentive compensation programs applicable to Executive from time to time during the Term hereof. The incentive compensation program previously established for 2000 shall remain unaffected by this Agreement. In the event that Executive remains employed by the Company on the first anniversary of a "Change in Control", then he shall, within five (5) calendar days from such anniversary date, be paid a one time transition payment (in addition to any incentive compensation plan which may then be in effect) equal to 100% of his Salary."

     V. Section 9(a) of the Agreement is amended by adding the following two sentences to the end of the existing Section 9(a) (which shall otherwise remain unchanged):

     "In the event that Executive is terminated under the circumstances described in Section 9(a)(i) or Section 9(a)(ii) hereof prior to the first anniversary following a Change in Control, then in addition to the termination pay provided in Section 9(a) above, Executive shall be paid an amount equal to 100% of his Salary. Such amount shall be paid in a lump sum within ten (10) calendar days following his termination date."

     VI. Section 9(e) of the Agreement is amended in its entirety as follows:

     "(e) Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an "Excess Parachute Payment", within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company's independent accountants. The fact that Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 9(e) shall not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this
Section 9(e), Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 9(e). The Company shall provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within 10 business days following the date Executive ceases to be employed by the Company, the Company may effect such reduction in any manner it deems appropriate."

     VII. A new Section 9(f) is added to the Agreement, providing as follows:

     "(f) Covenant Against Solicitation of Employees and Contractors.  Executive
          ----------------------------------------------------------
shall not, directly or indirectly or on behalf of any person, organization, business or enterprise with which Executive may become associated in any capacity (whether as an employee, officer, director, consultant, investor (debt or equity) or otherwise), during the Term of this Agreement and for a period of time equal to two (2) years extending from the date Executive ceases to be employed by the Company (regardless of the reason for such change in Executive's employment status), (a) solicit or cause or suggest there be solicited for employment or as an independent contractor, consultant or other service provider, or hire, any people then serving, or serving within the 180 days prior thereto, as employees of the Company or any of its subsidiaries or affiliates or (b) contact or solicit or attempt to establish a commercial relationship with any of the Company's or its subsidiaries' or affiliates' outside providers of information systems, marketing services, OPC locations or sales prospects."

     Except as expressly modified by this letter agreement, the Agreement shall remain in full force and effect and the parties hereby ratify and reaffirm the provisions thereof, as hereby amended. The terms of this letter agreement have been duly approved and authorized by action of the Company's Board of Directors or Compensation Committee.

     If the foregoing correctly reflects our understanding, please so indicate by signing the enclosed duplicate original of this letter agreement at the place indicated and return it to me by July 12, 2000. If not returned by that date, then this letter agreement shall thereafter be void and of no effect.

                                       FAIRFIELD COMMUNITIES, INC.



                                       By: /s/ James G. Berk
                                           -------------------------------------
                                                   James G. Berk
                                                   President and
                                               Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Marcel J. Dumeny
--------------------------------
Marcel J. Dumeny, Individually